Exhibit 99.1

SWS Group Forms Special Committee to Review

Hilltop Holdings’ Unsolicited Acquisition Proposal

DALLAS, February 3, 2014 – SWS Group, Inc. (NYSE: SWS) today announced that its Board of Directors has formed a Special Committee, comprised of independent directors not affiliated with Hilltop Holdings Inc. (NYSE: HTH) or Oak Hill Capital Partners, to review Hilltop’s unsolicited acquisition proposal. The members of the Special Committee are Robert A. Buchholz, Tyree B. Miller and Joel T. Williams III.

As previously announced, on January 10, 2014, SWS Group received an unsolicited acquisition proposal from Hilltop to acquire the outstanding common stock that Hilltop does not already own for $7.00 per share in 50% cash and 50% Hilltop common stock.

The Special Committee has appointed Sandler O’Neill + Partners, L.P. as its independent financial advisor and Davis Polk & Wardwell LLP as its independent legal advisor. The Special Committee will, among other things, carefully evaluate Hilltop’s unsolicited proposal and make a recommendation to the Company’s Board of Directors.

There can be no assurance that a transaction with Hilltop or any other party will be approved or consummated. The Company does not intend to disclose developments regarding these matters unless and until a determination is made that disclosure is necessary or appropriate.

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

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SWS Forms Special Committee / 2

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of the Company’s control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of the Company’s correspondents, trading counterparties and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in the Company’s Annual Report on Form 10-K and in the Company’s other reports filed with and available from the Securities and Exchange Commission.

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Contact

Ben Brooks, Corporate Communications (214) 859-6351, bdbrooks@swst.com

Or

Steve Frankel / James Golden / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449